UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Kandel, Richard

   c/o Enviro-Clean of America, Inc.
   211 Park Avenue
   Hicksville, NY  11802
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   February 10, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol b2bstores.com Inc.
   BTBC
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
6. If Amendment, Date of Original (Month/Day/Year)
   February 9, 2000*
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |1,066,666             |D               |                                               |
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Common Stock                               |2,000,000             |I (1)           |                                               |
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Common Stock                               |100,000               |I (2)           |                                               |
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Common Stock                               |66,667                |I (3)           |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Amendment filed to reflect revised beneficial ownership of shares of common stock due to abandonment of proposed reverse stock-split recapitalization.
(1)   2,000,000 shares of common stock owned by Enviro-Clean of America,
Inc.
(2) 1,000,000 shares of common stock owned by Kandel & Son, Inc. Profit Sharing Plan of which Mr. Kandel is Trustee.
(3) 66,667 shares of common stock owned by Mint Corp. of N.Y., an entity controlled by Mr. Kandel.
SIGNATURE OF REPORTING PERSON
/s/     Richard Kandell
DATE
February  25, 2000